Exhibit 99.1

For Immediate Release	Contacts:	News Media Lisa Marie Bongiovanni 310-252-3524 LisaMarie.Bongiovanni@mattel.com	Securities Analysts Drew Vollero 310-252-2703 Drew.Vollero@mattel.com

MATTEL REPORTS THIRD QUARTER 2012 FINANCIAL RESULTS

AND DECLARES FOURTH QUARTER DIVIDEND

Third Quarter Highlights

•	Worldwide net sales up 4%;

•	North American[1] gross sales up 6% and International gross sales up 2%;

•	Worldwide gross sales by core brands: Barbie® down 4%; Hot Wheels® flat; Fisher-Price® up 6% and American Girl® up 16%;

•	Gross margin increased 590 basis points of net sales; SG&A increased 200 basis points of net sales;

•	Operating income of $487.4 million compared to operating income of $397.6 million in the third quarter of 2011; and

•	Earnings per share of $1.04 vs. prior year earnings per share of $0.86.

Capital Deployment

•	Board declared 2012 fourth quarter cash dividend of $0.31 per share, reflecting an annualized dividend of $1.24 per share; and

•	The Company repurchased 139,000 shares of its common stock during the third quarter at a cost of approximately $5 million.

EL SEGUNDO, Calif., October 16, 2012 – Mattel, Inc. (NASDAQ: MAT) today reported 2012 third quarter financial results. For the quarter, the Company reported net income of $365.9 million, or $1.04 per share, compared to last year’s third quarter net income of $300.8 million, or $0.86 per share.

“We are pleased with our performance in the third quarter as it represents another quarter of building momentum in the marketplace through share gains and strong shipments across our portfolio of brands and countries,” said Bryan G. Stockton, Mattel chief executive officer. “That said, with the holidays still in front of us, we remain focused on executing our business and driving retail sales in the all-important holiday season.”

(more)

[1]	Consists of the North America Division (U.S. & Canada) and American Girl

Mattel Reports Third Quarter 2012 Results/Page 2 2 2

Financial Overview

For the quarter, net sales were $2.08 billion, up 4%, including an unfavorable change in currency exchange rates of 3 percentage points. On a regional basis, third quarter gross sales increased 6% in the North American region, which consists of the U.S., Canada and American Girl, with no impact from changes in currency exchange rates. For the International region, gross sales increased 2%, including an unfavorable impact of currency exchange rates of 9 percentage points. Operating income for the quarter was $487.4 million, compared to prior year’s operating income for the quarter of $397.6 million.

The Company’s debt-to-total-capital ratio was 36.3%. For the first nine months of the year, the Company’s cash and equivalents declined by approximately $1.09 billion, compared with a decline of approximately $1.03 billion during the same time period last year.

For the first nine months of the year, cash flows used for operating activities were approximately $101 million, a decrease of $221 million compared to approximately $322 million of cash flows used for operating activities in the same period of 2011. The decrease is primarily due to higher net income and lower working capital usage. Cash flows used for investing activities were approximately $833 million, an increase of $714 million, compared to approximately $119 million in 2011, driven primarily by the acquisition of HIT Entertainment. Cash flows used for financing and other activities were approximately $153 million, a decrease of $433 million, compared to approximately $586 million in 2011, primarily due to lower share repurchases and 2011 repayments of long-term debt.

Capital Deployment

The Company announced today that its Board of Directors declared a fourth quarter cash dividend of $0.31 per share on the Company’s common stock. The dividend will be payable on December 14, 2012, to stockholders of record on November 28, 2012. The dividend is the final of four quarterly dividends the Company will have paid this year, reflecting an annualized dividend of $1.24 per share, which represents a 35% increase to last year’s total dividends. During the third quarter of 2012, the Company repurchased 139,000 shares of its common stock at a cost of approximately $5 million.

(more)

Mattel Reports Third Quarter 2012 Results/Page 3 3 3

Sales by Brand

Mattel Girls and Boys Brands

For the third quarter, worldwide gross sales for Mattel Girls & Boys Brands were $1.37 billion, up 3% versus the prior year. Worldwide gross sales for the Barbie brand were down 4%. Worldwide gross sales for Other Girls Brands were up 57%, primarily driven by Monster High®. Worldwide gross sales for the Wheels category, which includes the Hot Wheels, Matchbox® and Tyco R/C® brands, were down 1%, primarily driven by Matchbox. Worldwide gross sales for the Entertainment business, which also includes Radica® and Games, were down 18%, primarily driven by decreases in the CARS 2® movie property.

Fisher-Price Brands

Third quarter worldwide gross sales for Fisher-Price Brands, which includes the Fisher-Price Core, Fisher-Price Friends and Power Wheels® brands, were $790.4 million, or up 6% versus the prior year, driven by strength in Fisher-Price Friends with the addition of the HIT Entertainment portfolio and Disney’s Jake and the Never Land Pirates property.

American Girl Brands

Third quarter gross sales for American Girl Brands, which offers American Girl branded products directly to consumers, were $102.0 million, up 16% versus the prior year, primarily driven by strong sales of McKenna™, the 2012 Girl of the Year, and the expansion of retail locations.

Live Webcast

Mattel will webcast its 2012 third quarter financial results conference call at 8:30 a.m. Eastern time today. The conference call will be webcast on the “Investors & Media” section of the Company’s corporate website: http://corporate.mattel.com. To listen to the live call, log on to the website at least 15 minutes early to register, download and install any necessary audio software. An archive of the webcast will be available on the company’s website for 90 days and may be accessed beginning two hours after the completion of the live call. A telephonic replay of the call will be available beginning at 11:30 a.m. Eastern time the morning of the call until Friday, October 19 at midnight Eastern time and may be accessed by dialing + (404) 537-3406. The passcode is 31536853.

(more)

Mattel Reports Third Quarter 2012 Results/Page 4 4 4

Information required by Securities and Exchange Commission Regulation G, regarding non-GAAP financial measures, as well as other financial and statistical information, will be available at the time of the webcast on the “Investors & Media” section of http://corporate.mattel.com, under the sub-headings “Financial Information” – “Earnings Releases.”

About Mattel: Mattel, Inc. (NASDAQ: MAT) (www.mattel.com) is the worldwide leader in the design, manufacture and marketing of toys and family products. The Mattel family is comprised of such best-selling brands as Barbie®, the most popular fashion doll ever introduced, Hot Wheels®, Matchbox®, American Girl®, Radica® and Tyco® R/C, as well as Fisher-Price® brands, including Thomas & Friends®, Little People®, Power Wheels® and a wide array of entertainment-inspired toy lines. In 2012, Mattel was named as one of FORTUNE Magazine’s “100 Best Companies to Work For” for the fifth year in a row. Mattel also is ranked among Corporate Responsibility Magazine’s “100 Best Corporate Citizens.” With worldwide headquarters in El Segundo, Calif., Mattel employs approximately 28,000 people in 43 countries and territories and sells products in more than 150 nations. At Mattel, we are “Creating the Future of Play.” Follow Mattel on Facebook: http://www.facebook.com/mattel.

###

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT I

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	For the Three Months Ended September 30,					For the Nine Months Ended September 30,
(In millions, except per share and percentage information)	2012		2011		Yr / Yr % Change	2012		2011		Yr / Yr % Change
	$ Amt	% Net Sales	$ Amt	% Net Sales		$ Amt	% Net Sales	$ Amt	% Net Sales
Net Sales	$2,077.8		$1,998.8		4%	$4,165.0		$4,112.3		1%
Cost of sales	962.4	46.3%	1,042.7	52.2%	-8%	1,981.7	47.6%	2,126.8	51.7%	-7%

Gross Profit	1,115.4	53.7%	956.1	47.8%	17%	2,183.3	52.4%	1,985.5	48.3%	10%
Advertising and promotion expenses	234.8	11.3%	219.9	11.0%	7%	445.0	10.7%	437.9	10.6%	2%
Other selling and administrative expenses	393.2	18.9%	338.6	16.9%	16%	1,090.8	26.2%	1,004.0	24.4%	9%

Operating Income	487.4	23.5%	397.6	19.9%	23%	647.5	15.5%	543.6	13.2%	19%
Interest expense	22.7	1.1%	15.4	0.8%	48%	65.4	1.6%	51.8	1.3%	26%
Interest (income)	(1.5)	-0.1%	(1.1)	-0.1%	38%	(5.2)	-0.1%	(6.7)	-0.2%	-23%
Other non-operating (income), net	(0.6)		(2.4)			(1.1)		(3.3)

Income Before Income Taxes	466.8	22.5%	385.7	19.3%	21%	588.4	14.1%	501.8	12.2%	17%
Provision for income taxes	100.9		84.9			118.4		103.9

Net Income	$365.9	17.6%	$300.8	15.0%	22%	$470.0	11.3%	$397.9	9.7%	18%

Net Income Per Common Share - Basic	$1.06		$0.87			$1.36		$1.14

Average Number of Common Shares	342.6		343.2			341.0		346.4

Net Income Per Common Share - Diluted	$1.04		$0.86			$1.35		$1.12

Average Number of Common and Potential Common Shares	347.1		346.8			345.4		350.0

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT II

WORLDWIDE GROSS SALES INFORMATION (Unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
(In millions, except percentage information)	2012		2011		2012		2011
Worldwide Gross Sales:
Mattel Girls & Boys Brands	$1,371.1		$1,333.6		$2,775.0		$2,774.4
% Change		3%		15%		0%		17%
Pos./(Neg.) Impact of Currency (in % pts)		-5		3		-4		4

Fisher-Price Brands	790.4		748.9		1,507.9		1,458.8
% Change		6%		1%		3%		1%
Pos./(Neg.) Impact of Currency (in % pts)		-2		1		-3		2

American Girl Brands	102.0		87.6		246.7		227.0
% Change		16%		4%		9%		6%
Other	10.2		13.1		28.0		28.3

Gross Sales	$2,273.7		$2,183.2		$4,557.6		$4,488.5

% Change		4%		9%		2%		11%
Pos./(Neg.) Impact of Currency (in % pts)		-4		2		-3		3

Reconciliation of Non-GAAP to GAAP Financial Measure:
Gross Sales	$2,273.7		$2,183.2		$4,557.6		$4,488.5
Sales Adjustments	(195.9)		(184.4)		(392.6)		(376.2)

Net Sales	$2,077.8		$1,998.8		$4,165.0		$4,112.3

% Change		4%		9%		1%		10%
Pos./(Neg.) Impact of Currency (in % pts)		-3		2		-3		3

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT III

CONDENSED CONSOLIDATED BALANCE SHEETS

	At September 30,		At December 31,
	2012	2011	2011
(In millions)	(Unaudited)

Assets
Cash and equivalents	$282.1	$254.5	$1,369.1
Accounts receivable, net	1,828.7	1,650.6	1,246.7
Inventories	796.4	764.0	487.0
Prepaid expenses and other current assets	365.1	303.7	340.9

Total current assets	3,272.3	2,972.8	3,443.7
Property, plant, and equipment, net	575.3	515.3	523.9
Other noncurrent assets	2,461.2	1,713.4	1,704.0

Total Assets	$6,308.8	$5,201.5	$5,671.6

Liabilities and Stockholders’ Equity
Short-term borrowings	$154.5	$236.8	$8.0
Current portion of long-term debt	350.0	60.0	50.0
Accounts payable and accrued liabilities	1,101.7	1,055.9	953.8
Income taxes payable	47.3	45.7	27.1

Total current liabilities	1,653.5	1,398.4	1,038.9
Long-term debt	1,150.0	900.0	1,500.0
Other noncurrent liabilities	601.4	472.6	522.1
Stockholders’ equity	2,903.9	2,430.5	2,610.6

Total Liabilities and Stockholders’ Equity	$6,308.8	$5,201.5	$5,671.6

SUPPLEMENTAL BALANCE SHEET AND CASH FLOW DATA (Unaudited)

	At September 30,
(In millions, except days and percentage information)	2012	2011

Key Balance Sheet Data:
Accounts receivable, net days of sales outstanding (DSO)	79	74
Total debt outstanding	$1,654.5	$1,196.8
Total debt-to-total capital ratio	36.3%	33.0%

	Nine Months Ended September 30,
(In millions)	2012 (a)	2011

Condensed Cash Flow Data:
Cash flows (used for) operating activities	$(101)	$(322)
Cash flows (used for) investing activities	(833)	(119)
Cash flows (used for) financing activities and other	(153)	(586)

Decrease in cash and equivalents	$(1,087)	$(1,027)

(a)	Amounts shown are preliminary estimates. Actual amounts will be reported in Mattel’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012.